BUSINESS CONSULTING SERVICES AGREEMENT

         THIS BUSINESS CONSULTING SERVICES AGREEMENT ("Agreement") is made and entered into in duplicate and shall be effective on June 30, 2003 ("Effective Date"), by and between Rapid Bio Tests Corporation, a Nevada corporation ("Corporation" or "Company"), and Daniel McCormick ("Consultant").

                                    RECITALS

         A. It is the desire of the Corporation to engage the services of the Consultant to consult with the Corporation regarding certain relevant matters relating to the business of the Corporation, specifically (i) assisting the Corporation in effectuating the transition with new management and new business direction; and (ii) assisting in the preparation and filing of SEC filings.

         B. Consultant has experience in providing such services and has developed relationships which could benefit the Corporation.

         C. The Board has determined that Consultant's services provided hereunder have a value of $2,000.00.

         D. It is the desire of the Consultant to so consult with the Board of Directors of the Corporation ("Board") and the officers of the Corporation concerning those matters.

         E. Corporation and Consultant specifically agree that the services provided by Consultant will not relate to or involve, in any way, promoting the Corporation's stock, assisting the Corporation in raising investment funds or any other activities which prevent the use of a Registration Statement on Form S-8 to register the compensation provided for under Section 5 of this Agreement.

         NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND UNDERTAKINGS HEREIN SPECIFIED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES AGREE WITH EACH OTHER AS FOLLOWS:

         1. TERM OF AGREEMENT. The respective duties and obligations of the parties shall commence on the Effective Date and shall continue until and terminated exactly two (2) months after the Effective Date.

         2. CONSULTATIONS. The Consultant shall consult with the Board and the officers of the Corporation, at reasonable times, concerning those matters specified in Recital A hereof and other relevant matters relating to the business of the Corporation and the matters specified in Recital A hereof.



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         3. MANAGEMENT POWER OF CONSULTANT. The business affairs of the
Corporation and the operation of business of the Corporation shall be conducted by the officers and administrative staff and employees of the Corporation. It is the intention of the Corporation not to confer on the Consultant, and the Consultant shall not have, any power of direction, management, supervision or control of the administrative staff or other employees of the Corporation or to otherwise be involved with the management of the business of the Corporation.

         4. AUTHORITY TO CONTRACT. The Consultant shall have no power to, and the Consultant shall not, obligate the Corporation in any manner whatsoever to any contract, agreement, undertaking, commitment or other obligation.

         5. COMPENSATION. For the performance of the services to be rendered to the Corporation pursuant to the provisions of this Agreement, the Consultant shall receive from the Corporation Fifty Thousand (50,000) shares of the Corporation's common stock.

         6. SERVICES OF CONSULTANT NOT EXCLUSIVE. The Consultant may represent, perform services for, and be employed by, any additional persons as the Consultant, in the Consultant's sole discretion, determines to be necessary or appropriate.

         7. RELATIONSHIP CREATED. The Consultant is not an employee of the Corporation for any purpose whatsoever, but is an independent contractor. The Corporation is interested only in the results obtained by the Consultant, who shall have the sole and exclusive control of the manner and means of performing pursuant to this Agreement. The Corporation shall not have the right to require the Consultant to collect accounts, investigate customer or shareholder complaints, attend meetings, periodically report to the Corporation, follow prescribed itineraries, keep records of business transacted, make adjustments, conform to particular policies of the Corporation, or do anything else which would jeopardize the relationship of independent contractor between the Corporation and the Consultant. All expenses and disbursements, including, but not limited to, those for travel and maintenance, entertainment, office, clerical and general administrative expenses, that may be incurred by the Consultant in connection with this Agreement shall be borne and paid wholly and completely by the Consultant, and the Corporation shall not be in any way responsible or liable therefor.

         8. INDEMNIFICATION. Each party shall save the other party harmless from and against and shall indemnify the other party for any liability, loss, costs, expenses, or damages however caused by reason of any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to any person or to property by reason of any act, neglect, default, or omission of such party or any of such party's agents, employees, or other representatives, and, such party shall pay any and all amounts to be paid or discharged in case of an action or any such liability less costs, expenses, or damages. If either party is sued in any court for damages by reason of any of the acts of the other party referred to in this Paragraph 8, such other party shall defend said action (or cause same to be defended) at such other party's own expense and shall pay and discharge any judgment that may be rendered in any such action; if such other party fails or neglects to so defend in said action, the party sued may defend the same and any expenses, including reasonable attorneys' fees, which such party may pay or incur in defending said action and the amount of any judgment which such party may be required to pay as a result of said action shall be promptly reimbursed upon demand.



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         9. GOVERNMENTAL RULES AND REGULATIONS. The provisions of this Agreement are subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of the relationship and transactions contemplated by the provisions of this Agreement.

         10. ENTIRE AGREEMENT. This Agreement is the final written expression and the complete and exclusive statement of all the agreements, conditions, promises, representations, warranties and covenants between the parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, warranties, covenants, understandings and discussions by and between and among the parties, their respective representatives, and any other person, with respect to the subject matter specified in this Agreement. This Agreement may be amended only by an instrument in writing which expressly refers to this Agreement and specifically states that such instrument is intended to amend this Agreement and is signed by each of the parties.

         11. NUMBER AND GENDER. Whenever the singular number is used in this Agreement, and when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders, and vice versa; and the word "person" shall include corporation, firm, trust, estate, joint venture, governmental agency, sole proprietorship, political subdivision, company, congregation, organization, fraternal order, club, league, society, municipality, association, joint stock company, partnership or other form of entity.

         12. EXECUTION IN COUNTERPARTS. This Agreement may be prepared in multiple copies and forwarded to each of the parties for execution. All of the signatures of the parties may be affixed to one copy or to separate copies of this Agreement and when all such copies are received and signed by all the parties, those copies shall constitute one agreement which is not otherwise separable or divisible.

         13. ASSIGNABILITY. Neither party shall sell, assign, transfer, convey or encumber this Agreement or any right or interest in this Agreement or pursuant to this Agreement, or suffer or permit any such sale, assignment, transfer or encumbrance to occur by operation of law without the prior written consent of the other party.

         14. CONSENT TO AGREEMENT. By executing this Agreement, each party represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement.



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         IN WITNESS WHEREOF the parties have executed this Business Consulting
Agreement in duplicate and in multiple counterparts, each of which shall have the force and effect of an original, on the date specified in the preamble of this Agreement.


CORPORATION:                                         CONSULTANT:


By:   /s/ Geoffrey Seaman                            /s/  Daniel McCormick
      -----------------------------                  --------------------------
Its:  President                                      Daniel McCormick